Exhibit 5.1

June 23, 2023

Helius Medical Technologies, Inc.

642 Newtown Yardley Road, Suite 100

Newtown, PA 18940

Re:	Prospectus Supplement to Registration Statement on Form S-3 (File No. 333-270433)

Ladies and Gentlemen:

We have acted as counsel to Helius Medical Technologies, Inc., a Delaware corporation (the “Company”), in connection with (i) preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of (a) a Registration Statement on Form S-3 (File No. 333-270433) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), declared effective on May 26, 2023, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”) and (b) a prospectus supplement to the Base Prospectus, dated as of June 23, 2023 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company from time to time of shares of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”) of an aggregate indeterminate amount having an aggregate public offering price of up to $1.95 million (the “Shares”) that may be issued and sold under the Sales Agreement, dated as of June 23, 2023 (the “Sales Agreement”), by and between the Company and Roth Capital Partners, LLC, as the agent.

For the purpose of rendering this opinion, we examined originals or copies of such documents as we deemed relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we have assumed that the Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, the Prospectus Supplement, including all supplements and amendments thereto, and the Sales Agreement.

Our opinion is limited solely to matters set forth herein. The law covered by the opinion expressed herein is limited to the Delaware General Corporation Law. We are not rendering any opinion with respect to federal law, including federal securities laws or state blue sky laws.

Based upon our examination of such documents and other matters as we deem relevant, we are of the opinion that the Shares covered by the Registration Statement and the Prospectus Supplement, when offered, issued, sold, and delivered by the Company in accordance with, and as described in, the Registration Statement and the Prospectus and in the manner set forth in the Sales Agreement, against payment therefor, will be validly issued, fully paid and non-assessable.

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402

Helius Medical Technologies, Inc.

June 23, 2023

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is incorporated by reference in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Honigman LLP
Honigman LLP

PDT/IP/EJJ/GDP/RZK

Honigman LLP • 650 Trade Centre Way • Suite 200 • Kalamazoo, Michigan 49002-0402